Exhibit 10.1

Cardtronics 2011 Long Term Incentive Plan

On June 15, 2010, the stockholders of Cardtronics, Inc. (the “Company”) approved the Amended and Restated 2007 Stock Incentive Plan (the “Plan”).  The principal objectives of the Plan were to provide a means through which the Company (i) could attract able persons to serve as employees or directors of the Company; and (ii) provide such individuals with incentive and reward opportunities designed to enhance the long term profitable growth of the Company and its Affiliates.  In furtherance of those objectives, the Compensation Committee (the “Committee”) has adopted the following 2011 Long-Term Incentive Plan (the “LTIP”).

All capitalized terms used herein that are not otherwise defined shall have the meanings ascribed to such terms in the Plan.

Pursuant to this LTIP and subject to the discretion of the Committee, the Committee, or the Chief Executive Officer (“CEO”) with respect to employees who are not Section 16 officers (subject to review by the Committee), will make annual grants of performance-based restricted stock units to eligible Participants.  The first of such grants shall be made on or about January 31, 2011.  Save and except for ‘new hires’ or exceptional circumstances, it is intended that grants of equity awards will be made pursuant only to this LTIP.  With respect to non-Section 16 new hires, equity grants will be limited as set forth below.

The terms and conditions of the LTIP are set forth below; provided, however, that prior to the grant of any Awards, the Committee reserves the right to change any or all terms or conditions.

I.
Participants: Participants will initially include 50–60 employees, including the senior management team and other key contributors, as selected annually by the Committee as to Section 16 Officers and by the CEO as to all others.  No employee shall have a ‘right’ to be a Participant; but shall be selected for participation based upon merit and performance. Accordingly, it is possible that a Participant in the LTIP this year will not be a Participant in any subsequent long term incentive plan.

II.
Plan Structure:  Performance-and time-based restricted stock unit awards (“Awards”) granted under the LTIP will be earned only if the Company achieves certain minimum performance objectives or goals that are established by the Committee prior to the grant date of the Award and the time-based vesting restrictions for such Awards are satisfied.  In order to promote the desired activity on the part of the Participants in the LTIP, within the first 90 days of 2011, the Committee will establish the performance targets for 2011 (the “Performance Period”), the size of the Award pool, the Threshold, Target, and Maximum performance levels and corresponding earn out schedule, and the allocation methodology for that Performance Period.  Each Award will be evidenced by a written agreement by and between the Company and the applicable Participant.  On or before March 31, 2012, the Committee shall determine the extent to which the performance targets were met and the resulting number of restricted stock units earned for the Performance Period.  For performance levels between Threshold and Target and between Target and Maximum, the number of restricted stock units earned will be determined by interpolation. Earned Awards, if any, shall be subject to additional vesting restrictions as determined by the Committee.

If the Threshold level of performance is not achieved for a given Performance Period, the Awards granted will be forfeited and the recipients advised thereof, whether or not the recipient has also satisfied the time-based vesting conditions for the Award.

III.
Performance Targets and Payout Multiples:  Under the LTIP, the number of restricted stock units earned will be based on the level of performance achieved. For 2011, the Committee has selected revenue growth and adjusted earnings per share (“EPS”) growth (as compared to 2010 data) as the metrics that will be used to measure performance over the Performance Period.  The Committee will establish the Threshold, Target, and Maximum performance levels for each performance metric selected.  The Committee has also determined the payout multiples to be used for Threshold, Target, and Maximum performance achievement.  For the 2011 Awards, the payout multiples for each metric shall be 50% at Threshold; 100% at Target and 200% at Maximum.

In determining the Adjusted EPS growth, the Committee will exclude benefits produced in  2011 that were solely derived as a consequence of the Company’s 2010 refinancing of its debt.

Each of the above metrics (Revenue and EPS growth) will be equally weighted to determine the “Payout multiple”, with no Award earned unless at least the Threshold level of performance is achieved.  Each metric will be evaluated independently and as such, an Award may be earned for one metric even if threshold is not achieved for the other metric.

IV.
Adjustments to Performance Targets:  Any adjustment to performance targets for the purpose of determining earned Awards under this LTIP must be approved by the Committee.  Events warranting adjustment might be: unanticipated fluctuations in foreign currency, acquisitions, share buybacks or effects of debt refinancing.

V.
Type of Awards:  Each Award will be granted in the form of Performance-Based Restricted Stock Units issued pursuant to Paragraphs IX and XI of the Plan.  In future years, the Committee in its sole discretion may elect to grant any one or more of the various types of Awards permitted under the Plan.

VI.
Time-based Vesting (lapsing of restrictions): Subject to the exceptions set forth in Sections VII and VIII below, all or a portion of a Participant’s Award shall remain subject to certain forfeiture restrictions until the passage of a prescribed amount of time.  Specifically, the Company has established three time periods (each a “Vesting Period”) over which a Participant shall become fully vested in his Award.  Those time periods shall be 24, 36, and 48 months from the date of grant.  Accordingly, the forfeiture restrictions shall lapse as follows: 50% of any Award at the end of the first Vesting Period, an additional 25% at the end of the second Vesting Period, and the final 25% at the expiration of the fourth Vesting Period.  Therefore, an Award granted on any given date that becomes earned in accordance with Section III above, shall irrevocably vest to the benefit of the Participant as follows:

– –	50% on the second anniversary of the grant date; 25% on the third anniversary of the grant date; and
–	25% on the fourth anniversary of the grant date.

At the expiration of each Vesting Period, the Company shall convert each vested Restricted Stock Unit into one share of common stock of the Company (par value $0.0001) and will instruct its stock transfer agent to issue and to deliver such share of common stock to the Participant.

VII.	Termination of Employment: The following provisions shall apply in the event of a termination of employment.

A.
Termination of Employment During a Performance Period. Unless otherwise provided for in a separate award agreement, in the event that a Participant’s employment with the Company shall terminate during a Performance Period, the following shall apply:

1.
Death or Disability. In the event a Participant’s employment with the Company terminates as a result of death or Disability during a Performance Period, the Awards granted during that Performance Period shall be treated as earned at the Target level, but prorated based on the number of full and partial months employed during the Performance Period, divided by 12, with any such earned Awards becoming fully vested and paid out in shares of Company stock as soon as practicable following such employment termination.

2.
Qualified Retirement. In the event that a Participant’s employment with the Company terminates as a result of a Qualified Retirement, the Awards granted during that Performance Period shall be earned based on the actual performance level obtained, but prorated based on the number of full and partial months employed during the Performance Period, divided by 12, with any such earned Awards becoming fully vested.  Vested Awards shall be paid out in shares of Company stock as soon as practicable following the determination of performance level achievement.

3.
Termination for Other Reasons. In the event that a Participant’s employment with the Company terminates for any reason other than death, Disability, or Qualified Retirement, the Awards granted during that Performance Period shall be forfeited by the Participant.

B.
Termination of Employment after a Performance Period but Prior to Vesting. Unless otherwise provided for in a separate award agreement, in the event that a Participant’s employment with the Company shall terminate following a completed Performance Period but prior to all earned Awards becoming fully vested, the following shall apply:

1.
Death or Disability. In the event a Participant’s employment with the Company terminates as a result of death or Disability following a completed Performance Period but prior to full vesting, any unvested earned Awards shall become fully vested and paid out in shares of Company stock as soon as practicable following such employment termination.

2.
Qualified Retirement. In the event a Participant’s employment with the Company terminates as a result of a Qualified Retirement following a completed Performance Period but prior to full vesting, any unvested earned Awards shall become fully vested and paid out in shares of Company stock as soon as practicable following such employment termination.

3.
Termination for Other Reasons. In the event that a Participant’s employment with the Company terminates for any reason other than death, Disability, or Qualified Retirement following a completed Performance Period but prior to vesting, any unvested earned Awards shall be forfeited by the Participant.

VIII.	Corporate Change: Unless otherwise provided for in a separate award agreement, in the event of a Corporate Change (as defined in the Plan), the following shall apply:

A.
Corporate Change During a Performance Period. In the event that a Corporate Change occurs during a Performance Period, the Awards granted during the Performance Period shall be treated as earned at the Target level.

B.	Treatment of Earned Awards.

1.
Earned Awards Exchanged For “Replacement Awards”. In connection with a Corporate Change, if an award meeting the definition of a “Replacement Award” (as defined below) is provided to a Participant to replace the Participant’s then-outstanding earned Awards (the “Replaced Awards”), then the Replaced Awards shall be deemed cancelled and shall have no further force and effect and the Company shall have no further obligation with respect to the Replaced Award.

2.
Earned Awards Not Exchanged For “Replacement Awards”. In connection with a Corporate Change, to the extent a Participant’s then-outstanding earned Awards are not exchanged for Replacement Awards as provided for in paragraph (1) above, then such earned Awards shall immediately become fully vested and paid out in shares of Company stock.

C.
Replacement Award. An award shall qualify as a Replacement Award if: (i) it has a value at least equal to the value of the Replaced Award as determined by the Committee in its sole discretion; (ii) it relates to publicly traded equity securities of the Company or its successor in the Corporate Change or another entity that is affiliated with the Company or its successor following the Corporate Change; and (iii) its other terms and conditions are not less favorable to the Participant than the terms and conditions of the Replaced Award. Without limiting the generality of the foregoing, the Replacement Award may take the form of a continuation of the Replaced Award if the requirements of the preceding sentence are satisfied.  The determination of whether the conditions of this Section VIII. C. are satisfied shall be made by the Committee, as constituted immediately before the Corporate Change, in its sole discretion.

D.
Termination of Employment In Connection With the Corporate Change. Upon an involuntary termination of employment of a Participant occurring in connection with or during the period of two years after such Corporate Change, other than for Cause, all Replacement Awards held by the Participant shall become fully vested and free of restrictions

IX.	Definitions: For purposes of this LTIP, the following definitions shall apply:

A.
“Disabled” or “Disability” shall mean that a Participant meets one of the following requirements: (i) the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or (ii) the Participant is, by reason of any medically determinable physical or mental impairment that can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering the Company’s employees.

B.
“Qualified Retirement” shall mean the resignation of a Participant who meets each of the following requirements: (i) has a minimum of five (5) years of employment with the Company; and (ii) is at least sixty (60) years of age as of the date of his retirement.

X.
Pool Size:  The Committee will determine the size of the Award pool and for 2011, the Committee has set an Award pool of $4.8 million.  The dollar value of the pool will be converted to a fixed number of shares by dividing the set dollar amount by the average closing price of the Company’s common stock during the last 20 trading days of December of the immediately preceding year.  Once calculated, the number of shares in the pool (the “Pool”) will not be increased or decreased, save and except as permitted by the application of the ‘payout multiples’ in Section III above.  At such time, the number of shares ultimately earned may be adjusted up or down based on the Company’s performance with respect to the established performance metrics.  However, in no instance will the number of shares granted under the LTIP, when combined with all other grants of shares made outside of the LTIP, exceed 1.5% of total shares outstanding in any given calendar year, unless specifically approved by the Committee.  For the avoidance of doubt, the 1.5% maximum dilution threshold will include calculating shares granted under this arrangement, shares granted to Board members, shares granted to new hires and any special grants the Committee may have approved on an exception basis.

XI.
Allocation Methodology:  Award amounts will be established for each Participant based upon various factors considered by the Compensation Committee (with respect to all Section 16 officers) and by the CEO with respect to all other Participants, including but not limited to a Participant’s duties and responsibilities, his or her specific performance objectives for 2011; and his overall compensation package.

Participants will be divided into five tiers: Tier 1: CEO; Tier 2: Section 16 Officers and Direct Reports to CEO and Tiers 3-5 various other officers and employees based on their respective roles, responsibilities, and performance.  With respect to non-Section 16 Participants in Tier 2 and all Participants in Tiers 3 – 5, the CEO will have discretion to allocate shares among those Participants as he deems appropriate so long as the sum of all such allocations do not exceed the total number of shares allocated by the Committee for non-Section 16 Participants.  The CEO may also withhold up to a maximum of 15% of the Pool allocated for non-Section 16 Participants until the Performance Period is completed to enable him to reward outstanding contributions made by any such non-Section 16 Participant.

XII.
New Hire Pool:  In order to achieve the objective of attracting able employees, the Committee does hereby delegate the authority to the CEO to issue Awards to new hires only with the following limitations:

–	All such Awards will be time-based Restricted Stock Units Awards with four-year graded vesting (i.e., 25% at first four anniversaries of grant).

–	That the maximum number of Awards that the CEO may unilaterally grant shall not exceed 40,000 shares.

–	The maximum Award to any one individual shall not exceed 20,000 shares.

–	The CEO may not grant awards to Section 16 new hires without Committee approval.

In the event that the CEO wishes to make an Award to a current employee outside of the annual LTIP Pool, the CEO will gain the approval of the Committee and any Award will be included in the calculation of the maximum shares allowed for 2011.

XIII.
Restricted Stock Unit Agreement:  Attached hereto as Exhibit “A” is the form of the Restricted Stock Unit Agreement (the “RSU Agreement”) that each Participant must execute as a prerequisite of receiving any grant.  This RSU Agreement will be used to evidence Awards granted to all Participants and to establish the rights and obligations of any Participant with respect to such Award.  Any material and substantive modification to this form must be approved by the Committee.

In the event of a conflict between the provisions of the Plan and this LTIP, the terms and provisions of the Plan shall control and govern the rights and obligations of the parties.

Approved by the Compensation Committee on January 31, 2011.

/s/ Dennis Lynch

Dennis Lynch, Chairman

Attachments:
Exhibit “A”—Restricted Stock Unit Agreement (form)

Exhibit A

RESTRICTED STOCK UNIT AGREEMENT

This Restricted Stock Unit Agreement (this “Agreement”) is made as of the ____ day of _______________, 20___ (the “Date of Grant”), between Cardtronics, Inc., a Delaware corporation (the “Company”), and ________________________________________ (“You”).

1.             Award.  In accordance with the Cardtronics, Inc. 2007 Amended and Restated Stock Incentive Plan (the “Plan”), the Company does hereby grant you an Award of ________ Restricted Stock Units.

Promptly following the expiration of the applicable Vesting Periods set forth below, the Company will instruct its share transfer agent (currently Wells Fargo) to issue to You one share of the Company’s common stock, par value $0.0001 per share for each Restricted Stock Unit earned by You.  You acknowledge receipt of a copy of the Plan and agree that this Award of Restricted Stock Units shall be subject to all of the terms and provisions of the Plan, including future amendments thereto, if any, pursuant to the terms thereof.

2.             Definitions.  Capitalized terms used in this Agreement that are not defined below or in the body of this Agreement shall have the meanings given to them in the Plan.  In addition to the terms defined in the body of this Agreement, the following capitalized words and terms shall have the meanings indicated below:

(a)           “Disability” shall mean a disability entitling You to benefits under the long-term disability plan maintained by the Company or an Affiliate; provided, however, that if You are not eligible to participate in such plan, then You shall be considered to have incurred a “Disability” if and when the Committee determines in its discretion that You are permanently and totally unable to perform your duties for the Company or any Affiliate as a result of any medically determinable physical or mental impairment as supported by a written medical opinion to the foregoing effect by a physician selected by the Committee.

(b)           “Forfeiture Restrictions” shall have the meaning specified in Section 3(a) hereof.

(c)           “Involuntary Termination” shall mean any termination of your employment with the Company that does not result from a resignation by You; provided, however, the term “Involuntary Termination” shall not include a Termination for Cause or any termination as a result of death or Disability.

(d)           “Qualified Retirement” shall mean the resignation of a Participant who meets each of the following two requirements: (i) has a minimum of five (5) years of employment with the Company; and (ii) is at least sixty (60) years of age as of the date of his retirement.

(e)           “Termination for Cause” shall mean the termination of Your employment with the Company by the Company for “cause” as such term (or any similar term) is defined in your employment agreement with the Company or any Affiliate; provided, however, that if You do not have such an employment agreement or your employment agreement does not define the term “cause” (or any similar term), then “Termination for Cause” shall mean the termination of your employment with the Company based on a determination by the Committee (or its delegate) that You (i) have engaged in gross negligence, gross incompetence or willful misconduct in the performance of your duties with respect to the Company or any Affiliate, (ii) have refused without proper legal reason to perform your duties and responsibilities to the Company or any Affiliate, (iii) have materially breached any material provision of a written agreement or corporate policy or code of conduct established by the Company or any Affiliate, (iv) have willfully engaged in conduct that is materially injurious to the Company or any Affiliate, (v) have disclosed without specific authorization from the Company confidential information of the Company or any Affiliate that is materially injurious to any such entity, (vi) have committed an act of theft, fraud, embezzlement, misappropriation or willful breach of a fiduciary duty to the Company or any Affiliate, or (vii) have been convicted of (or pleaded no contest to) a crime involving fraud, dishonesty or moral turpitude or any felony (or a crime of similar import in a foreign jurisdiction).

(f)             “Vesting Period” shall mean  that period of time between the Date of Grant and the date a Restricted Stock Unit is converted into a share of common stock of the Company (par value $0.0001).

3.             Restricted Stock Units.  You hereby accept the Restricted Stock Units when issued and agrees with respect thereto as follows:

(a)           Forfeiture Restrictions.  The Restricted Stock Units may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or disposed of, and in the event of termination of your employment with the Company for any reason, You shall, for no consideration and except to the extent described in the second sentence of Section 3(b), forfeit to the Company all Restricted Stock Units.  The prohibition against transfer and the obligation to forfeit and surrender Restricted Stock Units to the Company upon termination of employment as provided in the preceding sentence are herein referred to as the “Forfeiture Restrictions.”  The Forfeiture Restrictions shall be binding upon and enforceable against any transferee of Restricted Stock Units.

(b)           Settlement of Final Award.  Provided that You have been continuously employed by the Company from the Date of Grant through the dates set forth in the following schedule, on the below described anniversary dates the Company will automatically convert each earned Restricted Stock Unit to one share of common stock of the Company (par value $0.0001):

Settlement Date	Percentage of Total Numberof Restricted Stock Units to be converted into Common Stock
First Anniversary of the Date of Grant	0%
Second Anniversary of the Date of Grant	50%
Third anniversary of the Date of Grant	25%
Fourth anniversary of the Date of Grant	25%

Notwithstanding the foregoing, if your employment with the Company is terminated by (i) reason of death or Disability, (ii) You resign and such resignation constitutes a Qualified Retirement, or (iii) if You are involuntarily terminated by the Company within 24 months following a Corporate Change, then, upon the date of such termination of your employment, the Forfeiture Restrictions with respect to all of your earned Restricted Stock Units that have not previously lapsed shall immediately lapse and such Restricted Stock Units will be converted to common stock.

(c)           Corporate Acts.  The existence of the Restricted Stock Units shall not affect in any way the right or power of the Board or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of debt or equity securities, the dissolution or liquidation of the Company or any sale, lease, exchange or other disposition of all or any part of its assets or business or any other corporate act or proceeding.  The prohibitions of Section 3(a) hereof shall not apply to the transfer of Restricted Stock Units pursuant to a plan of reorganization of the Company, but the stock, securities or other property received in exchange therefore shall also become subject to the Forfeiture Restrictions and provisions governing the lapsing of such Forfeiture Restrictions applicable to the original Restricted Stock Units for all purposes of this Agreement, and the certificates, if any, representing such stock, securities or other property shall be legended to show such restrictions.

4.            Dividend Equivalent Rights (“DER”).  In the event that the Company declares and pays a dividend in respect of its outstanding shares of Common Stock and, on the record date for such dividend, You hold Restricted Stock Units granted pursuant to this Agreement that have not been settled, the Company shall create a bookkeeping account that will track the amount of the DERs You would have been entitled to receive on or following the Date of Grant as if You had been the holder of record of the number of shares of Common Stock related to the Restricted Stock Units that have not been settled as of the record date, calculated without interest.  All DER amounts credited to your bookkeeping account from the Date of Grant until the settlement of the underlying Restricted Stock Units shall be paid to You in a lump sum cash payment on the date that the underlying Restricted Stock Units associated with that DER amount are settled pursuant to Section 3(b) above.  In the event that the Restricted Stock Units are forfeited to the Company without settlement to you, you will also forfeit any associated DER amounts.

5.            Withholding of Tax.  To the extent that the receipt of the Restricted Stock Units  or shares of the Company’s common stock upon expiration of any Vesting Period results in compensation income or wages to You for purposes of any governmental taxing entity that has jurisdiction over the Company or You, You shall deliver to the Company at the time of such receipt, as the case may be, such amount of money as the Company may require to satisfy its obligation to the applicable taxing authority under applicable tax laws or regulations to remit to such authority on your behalf your minimum tax obligation created by such event, and if You fail to do so, the Company is authorized to withhold from You any cash or stock remuneration (including withholding any shares distributable to You under this Agreement) then or thereafter payable to You.  You acknowledge and agree that the Company is making no representation or warranty as to the tax consequences to You as a result of the receipt of the Restricted Stock Units, the lapse of any Forfeiture Restrictions or the issuance of shares of the Company’s common stock to you upon expiration of any Vesting Period.

6.            Status and Issuance of Stock.

(a)           You agree that the Restricted Stock Units and shares of the Company’s common stock issued in settlement of any such units under this Agreement will not be sold or otherwise disposed of in any manner which would constitute a violation of any applicable federal or state securities laws.  You also agree that (a) the certificates, if any, representing the Restricted Stock Units may bear such legend or legends as the Committee deems appropriate in order to reflect the Forfeiture Restrictions and to assure compliance with the terms and provisions of this Agreement and applicable securities laws, (b) the Company may refuse to register the transfer of the shares on the stock transfer records of the Company if such proposed transfer would, in the opinion of counsel satisfactory to the Company, constitute a violation of any applicable securities law, and (c) the Company may give related instructions to its transfer agent, if any, to stop registration of the transfer of shares issued in settlement of any Restricted Stock Unit.

(b)           Notwithstanding any provision of this Agreement to the contrary, the issuance of Common Stock to You will be subject to compliance with all applicable requirements of federal, state, or foreign law with respect to such securities and with the requirements of any stock exchange or market system upon which the Common Stock may then be listed.  No Common Stock will be issued hereunder if such issuance would constitute a violation of any applicable federal, state, or foreign securities laws or other law or regulations or the requirements of any stock exchange or market system upon which the Common Stock may then be listed.

(c)           The value of any fractional Restricted Stock Units shall be rounded down at the time Common Stock is issued to You in connection with the Restricted Stock Units.  No fractional shares of Common Stock, nor the cash value of any fractional shares of Stock, will be issuable or payable to you pursuant to this Agreement.  The value of such shares of Common Stock shall not bear any interest owing to the passage of time.

7.            Employment Relationship.  For purposes of this Agreement, You shall be considered to be in the employment of the Company as long as You remain an employee of either the Company or an Affiliate.  Without limiting the scope of the preceding sentence, it is specifically provided that You shall be considered to have terminated employment with the Company at the time of the termination of the “Affiliate” status of the entity or other organization that employs You.  Nothing in the adoption of the Plan, nor the award of the Restricted Stock Units thereunder pursuant to this Agreement, shall confer upon You the right to continued employment by the Company or affect in any way the right of the Company to terminate such employment at any time.  Unless otherwise provided in a written employment agreement or by applicable law, your employment by the Company shall be on an at-will basis, and the employment relationship may be terminated at any time by either You or the Company for any reason whatsoever, with or without cause or notice.  Any question as to whether and when there has been a termination of such employment, and the cause of such termination, shall be determined by the Committee or its delegate, and its determination shall be final.

8.            Conditions to Plan Participation and Receipt of Restricted Stock Units.  In consideration of the grant of the Restricted Stock Units, and in order to protect the interests of the Company, its Affiliates, and their respective equity holders and employees, You acknowledge and agree that it is a condition precedent to your right to participate in, continue to participate in, and receive benefits under the Plan (including receipt of the Restricted Stock Units) that (a) You shall at all times comply with laws (whether domestic or foreign) applicable to your actions on behalf of the Company or any Affiliate, (b) You shall not commit any action that results in your employment being subject to a Termination for Cause, and (c) You shall at all times fully and faithfully comply with all material covenants and agreements set forth in this Agreement.  By entering into this Agreement, the parties hereto agree that the conditions to participation in the Plan set forth in this Section are an essential component of the Plan and this Agreement, and it is their intent that such conditions not be severed from the other terms and provisions of the Plan and this Agreement.

9.            Notices.  Any notices or other communications provided for in this Agreement shall be sufficient if in writing.  Such notices or communications to You shall be effectively delivered if hand delivered to You at your principal place of employment or if sent by registered or certified mail to You at the last address You have filed with the Company.  In the case of the Company, such notices or communications shall be effectively delivered if sent by registered or certified mail to the Company at its principal executive offices.

10.           Entire Agreement; Amendment.  This Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to the shares granted hereby; provided, however, that the terms of this Agreement shall not modify and shall be subject to the terms and conditions of any employment and/or severance agreement between the Company (or an Affiliate) and You in effect as of the date a determination is to be made under this Agreement.  Without limiting the scope of the preceding sentence, except as provided therein, all prior understandings and agreements, if any, among the parties hereto relating to the subject matter hereof are hereby null and void and of no further force and effect.  This Agreement may not be modified in any respect by any verbal statement, representation or agreement made by any employee, officer, or representative of the Company or by any written agreement unless signed by an officer of the Company who is expressly authorized by the Company to execute such document.  In the event of any conflict between this Agreement and the Plan, the controlling document shall be the Plan.

11.           Binding Effect; Survival.  This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under You.  The provisions of Section 5 shall survive the expiration of any Vesting Period.

12.           Severability.  If any provision of this Agreement is held to be illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions hereof, but such provision shall be fully severable and this Agreement shall be construed and enforced as if the illegal or invalid provision had never been included herein.

13.           Controlling Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas, without regard to conflicts of law principles thereof, or, if applicable, the laws of the United States.

[Signatures begin on the following page.]

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by an officer thereunto duly authorized, and You have executed this Agreement, all as of the date first above written.

CARDTRONICS, INC. By: Name: Title: Printed Name:

SPOUSAL CONSENT

Your spouse, if any, is fully aware of, understands and fully consents and agrees to the provisions of this Agreement and its binding effect upon any marital or community property interests he/she may now or hereafter own, and agrees that the termination of his/her and your marital relationship for any reason shall not have the effect of removing any Restricted Stock Units and shares of common stock issued in settlement of any such unit  otherwise subject to this Agreement from coverage hereunder and that his/her awareness, understanding, consent and agreement are evidenced by his/her signature below.

Signature of Spouse Printed Name of Spouse

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